Exhibit 99.1

Arcus Biosciences Announces Second Quarter 2018 Financial Results and Recent Corporate Updates

-	Initiated the Phase 1/1b program for AB928 combinations; Initial dose-escalation data for all four combinations expected in the first half of 2019 -
-	Initiated the Phase 1 trial for AB154, the Company’s anti-TIGIT antibody -
-	Selected the dose of AB122, the Company’s anti-PD-1 antibody, to be used in initial combination trials of AB122 -
-	Ended the quarter with $277.5 million in cash and investments -

Hayward, CA. – (BUSINESS WIRE) – August 6, 2018 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies, today announced financial results for the second quarter ended June 30, 2018 and recent corporate updates.

“We are pleased with the progress we have made in advancing our molecules into studies in patients with three product candidates now in clinical development,” said Terry Rosen, Ph.D., Chief Executive Officer at Arcus. “We continue to believe that AB928, our dual adenosine receptor antagonist, has the potential to significantly enhance the activity of anti-PD-1 antibodies as well as certain chemotherapies and have designed our clinical program for AB928 to demonstrate the potential of these combinations in multiple tumor types where the adenosine pathway is believed to play a critical role. The program will include extensive biomarker analysis to identify biomarkers that may be predictive of response and to demonstrate that changes in immune markers correlate with responses and are consistent with AB928’s mechanism.  We look forward to reporting initial safety, biomarker and clinical data for our AB928 combinations in patients in the first half of 2019.”

Pipeline Updates

AB928 (dual A2aR/A2bR antagonist)

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Reported the unblinded safety results from the Phase 1 double-blinded, randomized, placebo-controlled trial for AB928 in healthy volunteers. AB928 was found to be safe and well tolerated at all doses evaluated, including the highest dose tested of 200 mg once daily (QD) (with food). At the AACR Annual Meeting in April 2018, the Company presented pharmacodynamic data demonstrating that an AB928 dose between 75 mg and 150 mg QD should be sufficient to achieve greater than 90% inhibition of the adenosine 2a receptor (A2aR) pathway.

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Initiated dosing of patients in dose-escalation trial to evaluate AB928 in combination with AB122. This trial is designed to identify the recommended dose of AB928 that can be combined with a fixed dose of AB122 for the AB928 + AB122 expansion cohorts in the AB928 Phase 1/1b program. Dosing began with 75 mg QD of AB928 and 240 mg of AB122 every two weeks (Q2W). Subsequent dose-escalation cohorts will evaluate doses of 150 mg and 200 mg QD of AB928, or intermediate doses, in combination with 240 mg Q2W of AB122.

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Preparing to initiate Phase 1/1b trials to evaluate AB928 in combination with three different chemotherapy regimens. Each trial will evaluate AB928 in combination with a chemotherapy regimen that is considered a standard of care for each tumor type:

▪	AB928 in combination with Doxil® in triple negative breast cancer (TNBC) and ovarian cancer
▪	AB928 in combination with mFOLFOX in colorectal and gastroesophageal cancers
▪	AB928 in combination with carboplatin/pemetrexed and pembrolizumab in non-small cell lung cancer (NSCLC)

Each of these chemotherapy regimens induces immunogenic cell death (a hallmark of which is the generation of significant amounts of adenosine), and therefore their anti-cancer activity is believed to be enhanced by A2aR antagonism. The trials will begin with a dose-escalation portion to identify the recommended dose of AB928 for each chemotherapy regimen, which will be followed by expansion cohorts. The dose-escalation portion will enroll patients with the same tumor types as the expansion cohorts. The Company also plans to evaluate other AB928 combinations, e.g. AB928 + AB122, in these trials.

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Initiated development of an immunohistochemistry assay with a leading cancer diagnostic company to be used in Arcus’s clinical trials for AB928 and future clinical trials of AB680.  This assay will test for expression of multiple proteins, including PD-L1 and CD73, as well as CD8+ T cells, in the Company’s Phase 1/1b program for AB928.

AB122 (anti-PD-1 antibody)

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Continued dosing in the ongoing Phase 1 dose-escalation trial in cancer patients in Australia. The Company has identified 240 mg as the recommended dose for AB122 when administered every two weeks and is currently enrolling patients in additional cohorts to explore other dosing schedules.

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Preparing to initiate an expansion cohort to evaluate AB122 as a monotherapy in NSCLC. The objective of this cohort is to confirm that the clinical activity of AB122 is similar to that of approved anti-PD-1 antibodies in NSCLC patients.

AB154 (anti-TIGIT antibody)

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Received regulatory approval to initiate a Phase 1 trial to evaluate the safety, pharmacokinetics, pharmacodynamics and clinical activity of AB154 as monotherapy and in combination with AB122 in Australia. The dose-escalation portion will first evaluate increasing doses of AB154 as a monotherapy and subsequently in combination with AB122. Once the recommended doses for AB154 as a monotherapy and in combination with AB122 have been identified, the Company plans to initiate expansion cohorts to evaluate AB154 as a monotherapy and in combination with AB122 in selected tumor types. In the future, the Company plans to explore AB154 in combination with some of its other product candidates. The Company also plans to file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2018 to initiate clinical testing of AB154 in the U.S.

AB680 (small molecule CD73 inhibitor)

•	Initiated pre-clinical development of an oral formulation of AB680. IND-enabling studies of an oral formulation of AB680 are ongoing.

Corporate Updates

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In July, Arcus announced that Taiho Pharmaceutical Co., Ltd. exercised its option under the Option and License Agreement entered into in September 2017 to obtain an exclusive development and commercialization license to the Company’s adenosine receptor antagonist program, which includes AB928 and back-up compounds, in Japan and certain other territories in Asia (excluding China).

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In June, Arcus and Infinity Pharmaceuticals announced a clinical collaboration to evaluate two triple combination therapies in TNBC and ovarian cancer. These cohorts will be incorporated into Arcus’s Phase 1/1b trial for AB928 in TNBC and ovarian cancer.

•	In June, Arcus announced the promotion of Jennifer Jarrett to Chief Operating Officer. Ms. Jarrett also continues to serve as the Company’s Chief Financial Officer.

Upcoming Milestones

In the second half of 2018, the Company expects to

•	Present the final data from the Phase 1 trial of AB928 in healthy volunteers at a medical conference in the fall.
•	Initiate a Phase 1 trial to evaluate the safety and pharmacokinetic profile of AB680 in healthy volunteers.
•	Present safety, pharmacokinetic, receptor occupancy and clinical activity data from the ongoing Phase 1 trial of AB122.

In the first half of 2019, the Company expects to

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Present initial data from the dose-escalation trials of AB928 + AB122 and AB928 + chemotherapy, which will include data on safety, biomarker analysis and clinical activity for each of the combinations.

•	Initiate the expansion cohorts for the AB928 + AB122 and AB928 + chemotherapy combinations. Initial data from the expansion cohorts are expected in late 2019.
•	Report safety and pharmacokinetic data from the Phase 1 trial of AB680 in healthy volunteers.
•	Initiate clinical testing of AB680 in cancer patients.

Second Quarter and Year-to-Date 2018 Financial Results

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Cash Position:  At June 30, 2018, cash and investments (which include cash equivalents and both short- and long-term investments) were $277.5 million, compared to $175.7 million at December 31, 2017. The increase was primarily attributable to $124.7 million in net proceeds from the Company’s initial public offering in March.

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Revenues:  Collaboration and license revenues for the second quarter ended June 30, 2018 were $1.3 million, compared to no revenue for the same period in 2017. Collaboration and license revenues for the six months ended June 30, 2018 were $2.5 million, compared to no revenue for the same period in 2017.  The increase in revenues for both periods was attributable to revenues recognized from the Option and License Agreement the Company entered into with Taiho in September 2017.
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R&D Expenses: Research and development expenses for the second quarter ended June 30, 2018 were $13.7 million, compared to $7.8 million for the same period in 2017. The increase was primarily driven by the Company’s ongoing clinical studies of AB928 and AB122, pre-clinical and manufacturing costs to prepare two additional programs, AB154 and AB680, for clinical trials, an increase in R&D headcount to support the Company’s other programs and a milestone payable due to the regulatory filing for AB154. Research and development expenses for the six months ended June 30, 2018 were $25.4 million, compared to $13.6 million for the same period in 2017.

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G&A Expenses: General and administrative expenses for the second quarter ended June 30, 2018 were $3.5 million, compared to $1.8 million for the same period in 2017. The increase was primarily due to higher legal and accounting fees and additional staff in key areas required to support a public company infrastructure, as well as increased facilities and office expenses related to our expanded facility in Hayward. General and administrative expenses for the six months ended June 30, 2018 were $6.4 million, compared to $3.3 million for the same period of 2017.

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Net Loss: Net loss for the second quarter ended June 30, 2018 was $13.5 million, compared to $9.6 million for the same period in 2017. Net loss for the six months ended June 30, 2018 was $26.5 million, compared to $16.8 million for the same period in 2017.  The increase in net loss was primarily attributable to the increase in operating expenses noted above.

Based on its current operating plan, the Company expects that its cash and investments as of June 30, 2018 will enable the Company to fund its anticipated operating expenses and capital expenditure requirements into at least the fourth quarter of 2020.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies. Arcus has several programs targeting important immuno-oncology pathways, including a dual adenosine receptor antagonist AB928, which is in a Phase 1/1b program to evaluate AB928 in combination with other agents in multiple tumor types, and an anti-PD-1 antibody AB122, which is being evaluated in a Phase 1 trial and is being tested in combination with Arcus’s other product candidates. Arcus’s other programs include AB154, an anti-TIGIT antibody, which is in a Phase 1 trial to evaluate AB154 as monotherapy and in combination with AB122, and AB680, a small molecule inhibitor of CD73, which is in IND-enabling studies. Arcus has extensive in-house expertise in medicinal chemistry, immunology, biochemistry, pharmacology and structural biology. For more information about Arcus Biosciences, please visit  www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s clinical development plans, biomarker activities and timelines, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials, difficulties or delays in developing and validating biomarkers and related assays, and delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended June 30, 2018 filed on August 6, 2018 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Doxil® is a registered trademark of Alza Corporation.

Source: Arcus Biosciences

CONTACTS :

Jennifer Jarrett
(510) 694-6261
jjarrett@arcusbio.com

Nicole Arndt

(510) 284-4728

narndt@arcusbio.com

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Collaboration and license revenue	$1,250	$—	$2,500	$—
Operation expenses:
Research and development	13,699	7,834	25,352	13,637
General and administrative	3,450	1,830	6,379	3,327
Total operating expenses	17,149	9,664	31,731	16,964
Loss from operations	(15,899)	(9,664)	(29,231)	(16,964)
Interest and other income, net	2,366	114	2,743	214
Net loss	(13,533)	(9,550)	(26,488)	(16,750)
Other comprehensive gain (loss)	14	11	(41)	3
Comprehensive loss	$(13,519)	$(9,539)	$(26,529)	$(16,747)
Net loss per share, basic and diluted	$(0.32)	$(5.64)	$(1.01)	$(10.66)
Weighted-average number of shares used to compute basic and diluted net loss per share	42,533,641	1,693,150	26,236,007	1,571,905

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2018	2017(1)
ASSETS
Current assets:
Cash and cash equivalents	$169,998	$98,426
Short-term investments	95,700	77,277
Prepaid expenses and other current assets	1,550	1,141
Amounts owed by a related party	193	25
Total current assets	267,441	176,869
Long-term investments	11,792	—
Property, plant and equipment-net	12,513	11,230
Equity investment in related party	1,711	682
Restricted cash	203	203
Other long-term assets	205	1,502
Total assets	$293,865	$190,486
LIABILITIES
Current liabilities
Accounts payable	$5,388	$3,820
Accrued liabilities	4,342	3,137
Deferred revenue, current	5,000	5,000
Other current liabilities	1,650	769
Total current liabilities	16,380	12,726
Deferred revenue, noncurrent	16,087	18,587
Deferred rent	4,516	4,740
Other long-term liabilities	2,308	565
Total liabilities	39,291	36,618
Convertible preferred stock	—	226,196
Stockholders’ equity (deficit):
Common stock	4	—
Additional paid-in capital	354,375	948
Accumulated deficit	(99,722)	(73,234)
Accumulated other comprehensive loss	(83)	(42)
Total stockholders’ equity (deficit)	254,574	(72,328)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$293,865	$190,486

(1) The Condensed Consolidated Balance Sheet as of December 31, 2017 has been derived from the audited financial statements as of that date.